Exhibit 4.1

AMENDMENT NO. 1

TO

SENIOR SECURED CONVERTIBLE NOTE

OF

INTERACTIVE STRENGTH INC.

This AMENDMENT NO.1 (this “Amendment”) TO SENIOR SECURED CONVERTIBLE NOTE (the “Note”) of INTERACTIVE STRENGTH INC., a Delaware corporation (the “Company”), issued by the Company on September 26, 2025 in the principal amount of Two Million One Hundred Seventy Four Thousand Eight Hundred Sixty Six Dollars and Sixty Seven Cents ($2,174,866.67), is entered into by and between the Company and TR OPPORTUNITIES II LLC, a Delaware limited liability company (the “Holder”) and shall be effective as of November 24, 2025 (the “Effective Date”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Note.

WITNESSETH:

WHEREAS, the Company wishes to amend the definition of “Maturity Date” in the Note to be September 26, 2027;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

1. The definition of “Maturity Date” set forth in Section 33(mm) is hereby amended and restated in its entirety to read as follows:

“”Maturity Date” shall mean September 26, 2027.

2. On or prior to 9:30 a.m. Eastern Time on the first (1st) Business Day after the Effective Date, the Company shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated by this Agreement in the form required by the 1934 Act and attaching all the material documents executed in connection herewith (including, without limitation, this Agreement (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate.

3. This Amendment is effective as of the Effective Date and as of such date, (i) this Amendment shall be a part of the Note and (ii) each reference in the Note, Exchange Agreement or other document entered into in connection with the Note to “this Note”, “hereof”, “hereunder”, or words of like import, shall mean and be a reference to the Note as amended hereby. As used herein, “Exchange Agreement” shall mean that certain Exchange Agreement, dated as of September 26, 2025, by and between, inter alia, the Company and the Holder.

4. Except as expressly amended hereby, the Note shall remain unmodified and in full force and effect and are hereby ratified and confirmed by the parties hereto.

5. This Amendment is not intended to serve as, and shall not be construed by operation of law or otherwise, as a novation of the Note.

6. (a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(b) This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Executed counterparts may be delivered via facsimile or other means of electronic transmission.

(c) This Amendment shall be binding upon and shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

[Signature Page Follows]

WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives, as of the date set forth below.

INTERACTIVE STRENGTH, INC.

By: /s/ Trent Ward_________________________

Name: Trent Ward

Title: CEO

ACCEPTED AND AGREED:

HOLDER: TR OPPORTUNITIES II LLC

By: /s/ Antonio Ruiz-Gimenez _____________________ Date: November 24, 2025

Name: Antonio Ruiz-Gimenez

Title: Managing Partner